Exhibit 23.5

Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form S-4, of KCG Holdings, Inc. of our report dated April 1, 2013, relating to the financial statements of GETCO Holding Company, LLC and Subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

May 13, 2013